“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $339.3 MILLION AND A SAME-STORE SALES INCREASE OF 3.5% FOR THE FOURTH QUARTER OF FISCAL 2010 ENDED MARCH 27, 2010

COMMERCE, California – April 8, 2010 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $339.3 million in the fourth quarter of fiscal 2010 ended March 27, 2010. This represents an increase of 3.1% over total sales of $329.2 million for the same quarter last year.  The Company’s total retail sales for the fourth quarter of fiscal 2010 were $328.6 million, compared to $319.0 million for the same quarter last year. The Company’s non-Texas operations, which represented 91.9% of total retail sales for the quarter, had retail sales of $302.1 million in the fourth quarter of fiscal 2010 compared to $289.6 million for the same quarter last year, an increase of 4.3%.  The Company’s Texas operations had retail sales for the fourth quarter of fiscal 2010 of $26.5 million, compared to $29.4 million for the same quarter last year. This 9.8% decrease in Texas sales was attributable to the Company closing approximately one third of its Texas stores beginning in the fourth quarter of last year.

The Company's overall same-store sales for the fourth quarter of fiscal 2010 increased 3.5%, with the number of same-store sales transactions increasing 2.2% and the average transaction size increasing to $9.65 from $9.53.  The Company’s non-Texas operations’ same-store sales increased 2.3% for this quarter, with the number of same-store sales transactions increasing 1.3% and the average transaction size increasing to $9.69 from $9.60.  Same-store sales for the Company’s Texas operations increased 19.5% in this quarter, with the number of same-store sales transactions increasing 12.7% and the average transaction size increasing to $9.29 from $8.76.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “In the fourth quarter, we are pleased to report that we achieved 3.5% same-store sales growth which was slightly above our expectations. Additionally, we are pleased with our same-store sales for our Texas stores which increased by a robust 19.5%.”

During the fourth quarter of fiscal 2010, the Company opened three California stores and closed one California store. The gross and saleable retail square footage at the end of the fourth quarter were 5.86 million and 4.61 million, respectively, based on 275 stores.  This reflects decreases over last year of 2.1% for each of gross and saleable square footage based on 279 stores, due to the closure of certain Texas stores.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the fourth quarter were 5.10 million and 4.01 million, respectively, an increase over last year of 2.7% for each of gross and saleable square footage.  As of March 27, 2010, the Company’s non-Texas retail operations consisted of 243 stores, up 3.0% compared to 236 stores as of March 28, 2009.  Gross and saleable retail square footage for the Company’s 32 stores in Texas were 0.76 million and 0.60 million, respectively, decreases over last year of 25.4% and 25.2%, respectively, based on 43 stores as of March 28, 2009.  In fiscal 2011, the Company plans to increase its store count by approximately 5%, with the majority of new stores expected to be opened in California during the second half of fiscal 2011.

For fiscal 2010, total sales were $1,355.2 million, up 4.0%, compared to $1,302.9 million for fiscal 2009.  The Company’s overall retail sales for fiscal 2010 were $1,314.2 million, compared to $1,262.1 million for fiscal 2009. The Company’s non-Texas operations had retail sales for fiscal 2010 of $1,203.9 million, compared to $1,138.8 million for fiscal 2009.  The Company’s Texas operations had retail sales for fiscal 2010 of $110.3 million, compared to $123.3 million for fiscal 2009.

Same-store sales for fiscal 2010 increased 3.9% compared to the same period in the prior year.  For the Company’s non-Texas operations, same-store sales increased 2.7% in fiscal 2010.  Same-store sales for the Company’s Texas operations increased 20.6% in fiscal 2010.

Average annual sales per store for all stores open for at least 12 months as of March 27, 2010 were $4.8 million, up from $4.6 million for the fiscal year ended March 28, 2009.  Average annual non-Texas sales per store were $5.0 million for fiscal 2010 and fiscal 2009, based on 235 stores and 216 stores, respectively.  Average annual Texas sales per store for fiscal 2010 were $3.4 million, based on 31 stores, up from $2.7 million for fiscal 2009, based on 39 stores.

Fiscal 2010 annual sales per estimated saleable square foot for all stores open for at least 12 months as of March 27, 2010, increased to $289, compared to fiscal 2009 annual sales per estimated saleable square foot of $273 for all stores open for at least 12 months as of March 28, 2009.  Annual sales per estimated saleable square foot increased for non-Texas stores to $305 from $301 and, for Texas stores, increased to $180 from $142.

Mr. Schiffer concluded, “We look forward to discussing our fourth quarter operating results in our earnings release and the related conference call later this quarter.”

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® currently operates 275 extreme value retail stores consisting of 206 stores in California, 32 in Texas, 25 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores. Over half of the Company’s sales come from food and beverages, including produce, dairy, deli and frozen foods, along with organic and gourmet foods.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, the business and growth strategies of the Company, new store openings, and  trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.